Statement regarding computation of per share earnings


                                           Three Months Ended

                                 September 30, 1994   September 30, 1993
                                 ------------------   ------------------

Net income                              $17,338,000          $17,191,000


Shares outstanding
     Primary                             32,121,090           32,674,768
     Fully diluted                       32,445,741           33,026,731


Earnings per share
     Primary                                  $0.54                $0.52
     Fully diluted                            $0.54                $0.52




                                           Nine Months Ended

                                 September 30, 1994   September 30, 1993
                                 ------------------   ------------------
Net income                              $53,206,000          $52,352,000


Shares outstanding
     Primary                             32,337,102           32,621,207
     Fully diluted                       32,663,965           32,975,740


Earnings per share
     Primary                                  $1.65                $1.60
     Fully diluted                            $1.64                $1.60








                                  Exhibit 11